Exhibit 99.1


FOR IMMEDIATE RELEASE                   CONTACT:
                                        J. Brad McGee
                                        Senior Vice President
                                        Tyco International (US) Inc.
                                        (603) 778-9700


            Tyco International Reports Record Third Quarter Earnings

                     Earnings Per Share Increase 71 Percent

             Tyco Announces Sale of Certain Flow Control Businesses

                      Tyco Declares Two-For-One Stock Split

Hamilton, Bermuda, July 20, 1999 -- Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, reported today that diluted earnings per share, before acquisition and other non-recurring charges and before an extraordinary item, for its third quarter ended June 30, 1999 were 84 cents per share, a 71 percent increase over last year's 49 cents per share. Income before acquisition and other non-recurring charges and an extraordinary item rose to a record $699.4 million, an increase of 75 percent over last year's $400.1 million. Sales for the quarter were up 18 percent at $5.82 billion compared with last year's $4.95 billion. Income before acquisition and other non-recurring charges and an extraordinary item for the first nine months of fiscal 1999 reached $1.78 billion, or $2.14 per diluted share, a 44 percent increase over last year's diluted per share earnings of $1.49. Revenues for the first nine months increased to $16.27 billion, 17 percent higher than last year's $13.95 billion.

     Last year's results have been restated to reflect the mergers with AMP Incorporated and U.S. Surgical, both of which were accounted for as poolings of interests, and are before acquisition and other non-recurring charges and an extraordinary item. Tyco's merger with AMP was completed on April 2, 1999. The results for the fiscal 1999 periods prior to the merger have been restated to include AMP's results.

     "With strong contributions to higher earnings from each of our four business segments, Tyco produced another record quarter and anticipates a record year," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "We continue to benefit from strong organic revenue growth and margin expansion enhanced by the integration of synergistic acquisitions. Additionally, the
Company's free cash flow (operating cash less capital expenditures and dividends) for the quarter was in excess of $800 million, a record high. The strong cash flow, along with the anticipated proceeds from the sale of certain of our flow control businesses, well position our Company for future earnings growth. We are moving forward with integration planning and due diligence related to our acquisition of Raychem, which we expect to close on schedule in mid-August. We remain excited about the sales growth and earnings contribution to be provided by the combination of Raychem and AMP," he stated.

     Mr. Kozlowski also stated, "Based upon the Company's strong performance and outlook for the future, the Board of Directors has declared a two-for-one stock split on its Common Shares. The split will be in the form of a 100 percent stock distribution payable on October 21, 1999 to shareholders of record on October 1, 1999."

HEALTHCARE AND SPECIALTY PRODUCTS

     Earnings for the third quarter at Tyco's Healthcare and Specialty Products group grew 55 percent to $357.8 million, compared to the $231.3 million reached a year earlier. Sales grew to $1.45 billion versus last year's $1.34 billion. Steadily improving margins throughout our worldwide healthcare operations contributed to the earnings increase at Tyco Healthcare. This margin expansion was driven by a disciplined approach to ongoing plant consolidation and a continuous effort to bundle more products.

FIRE AND SECURITY SERVICES

     At Tyco's Fire and Security Services group, earnings for the quarter increased 45 percent to $240.6 million versus $165.5 million last year. Sales reached $1.55 billion compared to $1.17 billion last year. Organic revenue and income growth for the quarter were positively impacted by a strong increase in Tyco's security business outside of the United States. The security and fire inspection businesses in the United States continue to demonstrate significant and sustainable growth.

FLOW CONTROL

     Third quarter earnings at the Tyco Flow Control group increased 28 percent to $112.6 million from $88.3 million last year. Sales were $792.5 million compared to the prior year's $604.2 million. Demand for Tyco's valves and related products continues to be strong worldwide. In addition, Tyco announced that it has agreed to sell certain of its flow control operations which, together with other related transactions, will provide cash proceeds of approximately $1 billion. These divestitures, which are expected to close prior to the end of the fiscal year, will focus the Company's flow control group on the more profitable service and sustainable growth sectors of the Company, and provide cash which can be redeployed into higher return businesses.

ELECTRICAL AND ELECTRONIC COMPONENTS

     At Tyco's Electrical and Electronic Components group, quarterly earnings reached $369.0 million, just over double the $181.0 million reported in the same quarter last year. Sales rose to $2.02 billion compared with $1.83 billion a year earlier. The merger with AMP was completed on April 2, and actions were taken immediately to attain the projected cost savings. The savings were achieved earlier and were greater than initially estimated, with revenues also stronger than originally forecasted. We expect this trend to continue for the remainder of fiscal

1999 as manufacturing consolidations are implemented and revenue growth is accelerated. Additionally, Tyco Submarine Systems continued its strong performance this quarter with revenues, earnings and backlog all at record levels. Demand for cable capacity remains robust and the Company sees many additional opportunities for equity interests in cable projects.

                   -----------------------------------------

     Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products and plastics and adhesives. The Company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $22 billion.

FORWARD LOOKING INFORMATION

     Comments in this earnings release concerning expected fiscal 1999 revenues, revenue growth, cost savings and business cyclicality are forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1998 Annual Report to Shareholders and the Company's 1998 Annual Report on Form 10-K.

                             TYCO INTERNATIONAL LTD.

RESULTS OF OPERATIONS (1) (2)
(in millions except per share data)

                         Three Months Ended        Nine Months Ended
                       6/30/99       6/30/98       6/30/99    6/30/98

SALES                 $5,819.8      $4,947.9     $16,272.0  $13,949.3
                      ========      ========     =========  =========
Income before
 income taxes         $  945.1      $  585.4     $ 2,455.1  $ 1,759.2

Income taxes            (245.7)       (185.3)       (678.6)    (561.1)
                      --------      --------     ---------  ---------
INCOME BEFORE
 EXTRAORDINARY ITEM   $  699.4      $  400.1     $ 1,776.5  $ 1,198.1
                      ========      ========     =========  =========
EARNINGS PER
 SHARE: (3)

 BASIC                $   0.85      $   0.50     $    2.18  $    1.52
                      ========      ========     =========  =========
 DILUTED              $   0.84      $   0.49     $    2.14  $    1.49
                      ========      ========     =========  =========
COMMON EQUIVALENT
 SHARES:
  BASIC                  820.0         806.9         815.5      786.1
                      ========      ========     =========  =========
  DILUTED                836.9         824.7         832.8      807.1
                      ========      ========     =========  =========
    (1)  Three   months  and  nine  months   ended  June  30,  1999  are  before
extraordinary items of $0.5 million and $45.4 million, respectively,after-tax, relating to the early extinguishment of debt. Three months and nine months ended June 30, 1999 are before acquisition and other non-recurring charges of $505.4 million and $1.5 billion, after-tax, respectively, related to the AMP merger and profit improvement plan and the U.S. Surgical merger. Including these charges, per diluted share income before extraordinary item is $0.23 and $0.30 for the three and nine months ended June 30, 1999, respectively.

     (2) Three months and nine months ended June 30, 1998 are restated for pooling of interests with AMP and U.S. Surgical. The nine months ended June 30, 1998 are before non-recurring items of $9.4 million, after-tax. These charges relate to restructuring actions taken by AMP and U.S. Surgical prior to their mergers with Tyco. The three and nine months ended June 30, 1998 are before extraordinary items of $1.0 million and $2.2 million, respectively, after-tax, relating to the early extinguishment of debt.

    (3) Earnings per share based on diluted shares assumes conversion of LYONs notes. Accordingly, net interest expense of $1.0 million and $3.4 million in the three months and nine months ended June 30, 1999, and $1.5 million and $5.8 million in the three months and nine months ended June 30, 1998, must be added back to income before extraordinary item for computing diluted earnings per share.